Exhibit 99.1

Imperial reports voting results for election of directors

Calgary, AB – April 30, 2024 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced at its annual meeting of shareholders held on April 30, 2024, that each of the seven nominees proposed as directors of the company and listed in its management proxy circular dated March 14, 2024 were elected as directors. A total of 488,715,570 shares (91.21 percent of outstanding common shares) were represented in person or by proxy. The shares represented at the meeting that were voted to elect the individual directors are set out below:

Nominee:	For:	Against:
D.W. (David) Cornhill	475,383,574	8,875,828
B.W. (Bradley) Corson	480,741,717	3,517,692
S.R. (Sharon) Driscoll	482,409,887	1,848,523
J.N. (John) Floren	478,911,169	5,348,239
G.J. (Gary) Goldberg	482,277,187	1,982,223
N.A. (Neil) Hansen	482,509,264	1,750,146
M.C. (Miranda) Hubbs	445,297,194	38,962,215

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For further information:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
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